Exhibit 99.1

Unum Therapeutics Reports Fourth Quarter and Full Year 2019 Financial Results and Provides Corporate Updates

CAMBRIDGE, MA, March 26, 2020 – Unum Therapeutics Inc. (NASDAQ: UMRX), a biopharmaceutical company focused on developing curative cell therapies for solid tumors, today announced financial results for the fourth quarter and full year ended December 31, 2019, and provided corporate updates.

“We recently announced the conclusion of our Phase 1 ACTR707 programs and restructuring to prioritize our capabilities and resources towards advancing our preclinical program, BOXR1030, and BOXR platform aimed at discovering novel ‘bolt-on’ transgenes to help T cells survive longer and perform better in the solid tumor microenvironment,” said Chuck Wilson Ph.D., President and Chief Executive Officer of Unum. “While taking steps internally to advance BOXR1030 and the BOXR platform given the broad potential we see to improve cell therapies in solid tumors, we are also taking steps to evaluate external opportunities as well and in this context, and with alignment from our Board of Directors, we are also actively seeking strategic alternatives to maximize shareholder value, including a sale or merger of the Company at this time.”

Recent Program and Corporate Highlights

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Announced plans to prioritize resources towards advancing its preclinical program, BOXR1030, for the treatment of solid tumor cancers: Unum’s BOXR1030 expresses a glypican-3 (GPC3) targeted CAR and incorporates the novel transgene glutamic-oxaloacetic transaminase 2 (GOT2) to improve T cell function in the solid tumor microenvironment by enhancing T cell metabolism. Unum has initiated formal preclinical development activities, including preclinical safety testing and GMP process development, to support filing an IND application for BOXR1030 in late 2020. As part of this effort, and to conserve resources for BOXR1030, Unum is concluding its ACTR707 clinical trials, including the Phase 1 trial (ATTCK-20-03) in combination with rituximab in relapsed/refractory non-Hodgkin lymphoma and the Phase 1 trial (ATTCK-34-01) in combination with trastuzumab to treat advanced HER2+ solid tumor cancers. Unum expects to continue to leverage its BOXR discovery platform, potentially in collaboration with partners, to create and develop new BOXR product candidates to address a broad range of solid tumor cancers.

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Presented preclinical data for BOXR1030 at the Society for Immunotherapy of Cancer (SITC) Annual Meeting (November 6-10): BOXR1030 expresses a glypican-3 (GPC3) targeted chimeric antigen receptor (CAR) with the addition of the “bolt-on” transgene glutamic-oxaloacetic transaminase 2 (GOT2) to improve T cell function in the TME by enhancing T cell metabolism. As presented at the SITC conference, expression of the GOT2 mitochondrial enzyme in BOXR1030 increased the production of key amino acids and metabolites, improved the anti-oxidant balance of T cells, and prevented their dysfunction and exhaustion in preclinical studies using stringent animal xenograft models that simulate the TME. In vitro, BOXR1030 T cells were resistant to suppressive TME-like conditions, showing improved T cell proliferation under both hypoxic and low glucose conditions compared with control GPC3+ CAR-T cells. In vivo, BOXR1030 demonstrated superior activity compared to the control CAR-T with treated animals achieving complete tumor regressions under metabolically challenging conditions. Tumor infiltrating lymphocytes isolated from the tumors of treated animals revealed that BOXR1030 cells were more resistant to dysfunction, had fewer markers of exhaustion, and remained functional as compared to the control CAR-T cells.

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Entered into a common stock purchase agreement for up to $25 million with Lincoln Park Capital Fund, LLC (“LPC”): Under the terms of the purchase agreement, Unum Therapeutics will have the sole discretion to direct LPC to purchase up to $25 million in shares of its common stock over the 36-month term of the agreement based on the market prices prevailing at the time of each sale to LPC. Unum Therapeutics controls the timing and amount of any future sales of its stock, subject to various limitations including those under the NASDAQ listing rules, and there is no upper limit as to the price per share that LPC may pay for future stock issuances under the purchase agreement. LPC has agreed not to cause or engage in any direct or indirect short selling or hedging of Unum Therapeutics’ common stock. Unum Therapeutics maintains the right to terminate the common stock purchase agreement at any time, at its discretion, without any additional cost or penalty.

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Today announced plans to explore strategic options to maximize shareholder value. Following a review of its business, including the status of its development program, resources and capabilities, the Company has initiated a process to explore strategic alternatives focused on maximizing shareholder value. Potential strategic alternatives that may be evaluated include, but are not limited to, an acquisition, merger, business combination, in-licensing, or other strategic transaction. There can be no assurance that this process will result in any such transaction. Unum Therapeutics has not set a timetable for completion of this review process and does not intend to comment further unless or until the Board of Directors has approved a definitive course of action, the review process is concluded, or it is determined that other disclosure is appropriate.

Ladenburg Thalmann & Co. Inc. has been engaged to act as Unum Therapeutics’ strategic financial advisor during this process to explore and evaluate strategic alternatives to maximize shareholder value.

Fourth Quarter and Full Year 2019 Financial Results

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Collaboration Revenue: Collaboration revenues were $15.3 million for the fourth quarter of 2019 and $22.5 million for the year ended December 31, 2019, compared to collaboration revenue of $3.8 million and $9.7 million, respectively, for the same periods of 2018. Collaboration revenue, which includes the recognition of a portion of the upfront payment received as well as reimbursements of research and development costs attributed to the Seattle Genetics, Inc. collaboration agreement, increased during the fourth quarter of 2019 compared to the same period in 2018 as a result of the recognition of a significant portion of the upfront payment from Seattle Genetics, Inc., due to the suspension of the Phase 1 ATTCK-17-01 trial in November 2019. The collaboration agreement was subsequently terminated in January 2020.

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R&D Expenses: Research and development expenses were $10.4 million for the fourth quarter of 2019 and $43.7 million for the year ended December 31, 2019, compared to $10.8 million and $38.3 million, respectively, for the same periods of 2018. Research and development expenses relate to costs for the Phase 1 trials and preclinical programs, as well as personnel-related costs to support these programs.

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G&A Expenses: General and administration expenses were $2.7 million for the fourth quarter of 2019 and $11.0 million for the year ended December 31, 2019, compared to $2.0 million and $7.5 million, respectively, for the same periods of 2018. The increase is primarily related to increased headcount and personnel-related costs, as well as expenses required to operate as a public company.

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Net Loss: Net income attributable to common stockholders was $2.3 million, or $0.07 per share, for the fourth quarter of 2019 and a net loss of $31.8 million, or ($1.04) per share, for the year ended December 31, 2019, compared to a net loss attributable to common stockholders of $8.6 million, or ($0.29) per share, and $34.5 million, or ($1.39) per share, respectively, for the same periods of 2018.

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Cash and Cash Equivalents: As of December 31, 2019, Unum had cash and cash equivalents of $37.4 million. Unum believes that its existing cash and cash equivalents will fund operating expenses and capital expenditure requirements into mid-2021.

About Unum’s BOXR1030 and BOXR Platform

Unum’s BOXR1030 was discovered from its Bolt-on Chimeric (BOXR) platform that is designed to discover novel “bolt-on” transgenes to be co-expressed with CARs, a T-cell receptor, or ACTR, to help T cells survive longer and perform better in the solid tumor microenvironment. BOXR candidates consist of two main components: 1) a targeting receptor that directs the T cell to attack tumor cells, which may be a traditional CAR receptor, a T-cell receptor, or Unum’s ACTR receptor, and 2) a novel “bolt-on” transgene that improves the intrinsic function of the T cell. Once discovered, BOXR transgenes are designed to be incorporated into several different types of therapeutic T cells, including both ACTR T cells and CAR-T cells, to impart new functionality to T cells.

Unum’s first product candidate selected from the BOXR platform, BOXR1030, expresses GPC3+ targeted CAR and incorporates the bolt-on GOT2 transgene to improve T cell function in the solid tumor microenvironment (TME) by enhancing T cell metabolism. Preclinical data with BOXR1030 was presented at the Society for Immunotherapy of Cancer (SITC) Annual Meeting in November 2019. In preclinical studies, BOXR1030 T cells were resistant to suppressive TME-like conditions, showing improved T cell proliferation under both hypoxic and low glucose conditions compared with control GPC3+ CAR-T cells. In vivo, BOXR1030 demonstrated superior activity compared to the parental CAR-T with treated animals achieving complete tumor regressions. Tumor infiltrating lymphocytes isolated from the tumors of treated animals revealed that BOXR1030 cells were more resistant to dysfunction and had fewer markers of exhaustion as compared to the control CAR-T cells.

About Unum Therapeutics

Unum Therapeutics is a biopharmaceutical company focused on developing curative cell therapies to treat patients with solid tumor cancers. Unum’s novel proprietary technology includes BOXR, which is designed to improve the functionality of engineered T cells by incorporating a “bolt-on” transgene to overcome resistance of the solid tumor microenvironment to T cell attack. Unum’s preclinical program BOXR1030 expresses the GOT2 transgene and targets GPC3+ solid tumor cancers. The Company is headquartered in Cambridge, MA.

Follow Unum Therapeutics on social media: @UnumRx, and LinkedIn.

Forward looking Statements

This press release contains forward-looking statements including, without limitation, statements regarding our future expectations, plans and prospects, including the Company’s strategic alternatives review process and the potential transactions that may be identified and explored as a result of that process, projections regarding our long-term growth, enrollment and results for our preclinical and clinical activities, the development of our product candidate, BOXR1030, and the anticipated timing and success of any of our preclinical studies, clinical trials and regulatory filings, and our strategies, business plans, and focus, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, as amended. We may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results could differ materially from the projections disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to the ability of the Company to identify and consummate strategic alternatives that yield additional value for shareholders; the timing, benefits and outcome of the Company’s strategic alternatives review process, including the determination of whether or not to pursue or consummate any strategic alternative; the structure, terms and specific risks and uncertainties associated with any potential strategic transaction; potential disruptions in our business and the stock price as a result of our exploration, review and pursuit of strategic alternatives or the public announcement thereof and any decision or transaction resulting from such review; the accuracy of our estimates regarding expenses, future revenues, capital requirements, and the need for additional financing, the success, cost and timing of our product development activities and clinical trials, our ability to obtain and maintain regulatory approval for our product candidates, the impact of COVID-19 on our business, preclinical and clinical activities and strategic alternatives review, and the other risks and uncertainties described in the “Risk Factors” sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

Investor Contact:

Stern Investor Relations, Inc.

Stephanie Ascher, 212-362-1200

stephanie@sternir.com

Media Contact:

Lissette Steele, 202-930-4762

lsteele@vergescientific.com

UNUM THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, $ in thousands, except share and per share amounts)

	Year Ended December 31,		3 months ended December 31,
	2019	2018	2019	2018
Collaboration revenue	$22,499	$9,734	$15,288	$3,805

Operating expenses:
Research and development	43,709	38,285	10,354	10,765
General and administrative	10,968	7,454	2,694	2,044

Total operating expenses	54,677	45,739	13,048	12,809

Loss from operations	(32,178)	(36,005)	2,240	(9,004)

Other income (expense):
Interest income	267	1,153	61	408
Other income, net	78	320	(4)	(10)

Total other income, net	345	1,473	57	398

Net loss	(31,833)	(34,532)	2,297	(8,606)
Accretion of redeemable convertible preferred stock to redemption value	—	(16)	—	—

Net loss attributable to common stockholders	$(31,833)	$(34,548)	$2,297	$(8,606)

Net loss per share attributable to common stockholders, basic	$(1.04)	$(1.39)	$0.07	$(0.29)

Weighted average common shares outstanding, basic	30,480,330	24,895,670	30,663,054	30,018,342

Net loss per share attributable to common stockholders, diluted	$(1.04)	$(1.39)	$0.07	$(0.29)

Weighted average common shares outstanding, diluted	30,480,330	24,895,670	31,195,620	30,018,342

UNUM THERAPEUTICS INC.

CONSOLIDATED SELECTED BALANCE SHEET DATA

(unaudited, in thousands)

	December 31, 2019	December 31, 2018
Cash, cash equivalents and marketable securities	$37,424	$78,594
Working capital	$27,343	$56,057
Total assets	$49,423	$85,927
Total liabilities	$17,661	$25,693
Total stockholders’ equity	$31,762	$60,234